Exhibit 99.1

Press Release

Uniroyal Global Engineered Products, Inc. Reports Financial Results

For the Third Quarter Ended October 3, 2021

SARASOTA, FL, November 16, 2021 (GLOBE NEWSWIRE)—Uniroyal Global Engineered Products, Inc. (OTCQB:UNIR) today reported financial results for the third quarter of 2021 ended October 3, 2021.

Financial Summary

•	Net Sales of $16,385,914 increased 8.0% versus prior year

•	Net Loss of $823,974 versus prior year loss of $1,013,995

•	Net Income (Loss) Allocable to Common Shareholders of $4,794,471 income versus loss of ($1,822,633); 2021 includes non-recurring adjustment for extinguishment of preferred stock dividend

•	Net Income (Loss) Per Common Share $1.28 versus loss of ($0.49) per common share

Overview

In addition to bolstering our manufacturing efficiencies in a very difficult operational environment, we have been diligently working on ways to improve the liquidity of the Company as we push through the various headwinds impacting most industrial companies globally, particularly unprecedented escalating inflation in raw material prices and supply shortages due to the lingering effects of the Covid-19 pandemic.

To bolster liquidity, we have recently restructured our financing arrangement in our U.K. operations to ease onerous constraints and give us more borrowing capacity if needed; sought and received funding from various public and private entities; and in the third quarter of 2021, the owners of our Preferred Units and Stock (collectively “preferred shares”) agreed to forgive all previously accrued dividends payable on these preferred shares. In addition, the owners of these preferred shares will not be entitled to receive a quarterly dividend until such time as the Company declares a dividend payable. Since the fourth quarter of fiscal 2019, the Company has accrued but not paid a quarterly dividend on the preferred shares. Because of the forgiveness, the previously accrued dividends were reversed which reduced payables and increased our equity. Since the previously accrued dividends were recorded as a deduction to arrive at Net Income (Loss) Allocable to Common Shareholders, the reversal of the accumulated accrual ($6,158,311), net of preferred stock dividends accrued ($539,866) added $5,618,445 to the Net Loss in arriving at Net Income Allocable to Common Shareholders for the third quarter of 2021. Until a Preferred dividend is declared, this will eliminate the need for cash dividend payments of approximately $800,000 each quarter.

As previously mentioned, there were a number of significant factors which negatively influenced the operational results of the third quarter of 2021. The most important of these was the global supply shortages which had a major negative impact on the cost of our raw materials, as well as the production levels of our automotive customers which certainly lessened our overall sales performance. To be sure, costs for major raw materials have increased substantially particularly for resins and plasticizers which are major components of our vinyl products. From a supply standpoint, our procurement team was able to source materials so that production was never curbed, but the overall costs were very high, both for materials and transportation. We have been increasing our selling prices but for the short-term it is difficult to recoup margins due to the timing of the increases. This led to a decline in Gross Profit Margin this quarter versus the prior year.

Relative to our sales performance, as much as 65% of our overall sales in the past has been to the Automotive Sector which has seen dramatic production delays due to supply shortages. This has been a global issue but has particularly impacted our U.K. operations where the majority of its sales is to the automotive industry. On the plus side, sales within our Industrial Sector increased 25.7% for the third quarter of 2021 versus last year as customers continued to rebound from the effects of the Covid-19 pandemic. The diversification of the Company was evident this quarter as we recorded an 8.0% increase in overall sales despite a decline in our major Automotive Sector.

Net Sales

Net Sales for the third quarter of 2021 were $16,385,914 versus $15,171,898 for the third quarter of 2020, representing  an increase of 8.0%. Within the Automotive Sector, which contributed 53.2% of our overall sales for the quarter, we declined 3.9% versus last year. Sales in this sector increased 10.2% in our U.S. operations but declined 8.8% in our U.K. operations versus the prior year. Our U.K. operations contributed 70.7% of our total Automotive Sector sales this quarter versus 74.5% in the prior year. Slower production levels from major automotive OEM’s primarily due to their supply shortages were the principal reason for the overall decline in automotive sales this quarter.

The Industrial Sector, which contributed 46.8% of our overall sales this quarter, increased 25.7% versus last year as customers continued to recover from the Covid-19 pandemic. Sales for our U.S. and U.K. operations were both up sharply but we are particularly pleased with the growth for the U.S. operations where we recorded strong gains to customers within the restaurant industry as well as health and fitness industries. The U.S. operations represented 86.2% of sales within the Industrial Sector for the third quarter of 2021.

As previously stated, the diversification of the Company led us to increased sales this quarter despite a slow-down in sales to the automotive industry due to its supply shortages impacting production levels. For perspective, our historical sales composition is approximately 65% Automotive and 35% Industrial. For the third quarter of 2021, the Automotive Sector represented 53.2% of overall sales and the Industrial Sector contributed 46.8% of overall sales.

Net Loss

Net Loss for the third quarter of 2021 was $823,974, an improvement versus the net loss of $1,013,995 for the third quarter of last year. Net Sales increased 8.0% but Gross Profit Margin declined to 11.9% for the third quarter of 2021 versus 13.6% last year as raw material cost increases weighed heavily on our results. We have been able to increase our selling prices for most customers but, at this point, not to the full extent of the cost increases. Some of this is timing but we will have to absorb a certain amount of the increases through operational efficiencies. We expect that this balance will continue into the fourth quarter.

Offsetting some of the raw material cost increases was a decline in Operating Expenses for the third quarter of 2021 compared to the third quarter of last year, primarily in General and Administrative expenses. Partially offsetting the decline in these expenses was an increase in Research and Development costs as technological products and providing the resources to develop them continue to be a strength of the Company.

Net Income/ (Loss) Allocable to Common Shareholders

Net Income Allocable to Common Shareholders was $4,794,471 or $1.28 per common share versus a net loss of ($1,822,633) or ($0.49) per common share in the third quarter of last year. As described in the Overview, accrued dividends on our Preferred Units and Stock were forgiven. Since the fourth quarter of 2019, these quarterly dividends were accrued and deducted on the Income Statement but were not paid to preserve cash. Because of the forgiveness, we reversed the previously accrued dividends of $6,158,311, net of preferred stock dividends accrued of $539,866, which added a total of $5,618,445 to the Net Loss of $823,974 in arriving at Net Income Allocable to Common Shareholders of $4,794,471 for the third quarter of 2021. The forgiveness of the accrued dividends reduced a substantial liability, enhanced stockholders’ equity and increased liquidity. In addition, future dividends will be subject to approval by the Company.

Weighted average shares outstanding were 3,736,006 for both fiscal third quarters.

For further details, see the Company’s Form 10-Q filed on November 16, 2021.

About Uniroyal Global Engineered Products, Inc.

Uniroyal Global Engineered Products, Inc. (UNIR) is a leading manufacturer of vinyl-coated fabrics that are durable, stain resistant, cost-effective alternatives to leather, cloth and other synthetic fabric coverings. Uniroyal Global Engineered Products, Inc.’s revenue in 2020 was derived 59.6% from the automotive industry and approximately 40.4% from the recreational, industrial, indoor and outdoor furnishings, hospitality and healthcare markets. Our primary brand names include Naugahyde®, BeautyGard®, Flame Blocker™, Spirit Millennium®, Ambla®, Amblon®, Velbex®, Cirroflex®, Plastolene® and Vynide®.

Forward-Looking Statements:

Except for statements of historical fact, certain information contained in this press release constitutes forward-looking statements, including, without limitation, statements containing the words “believe,” “expect,” “anticipate,” “intend,” “should,” “planned,” “estimated” and “potential” and words of similar import, as well as all references to the future. These forward-looking statements are based on Uniroyal Global Engineered Products, Inc.’s current expectations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company´s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company´s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company´s business include, but are not limited to, the following: uncertainties relating to economic conditions, uncertainties relating to customer plans and commitments, the pricing and availability of equipment, materials and inventories, currency fluctuations, technological developments, performance issues with suppliers, economic growth, delays in testing of new products, the Company’s ability to successfully integrate acquired operations, the Company’s dependence on key personnel, the Company’s ability to protect its intellectual property rights, the effectiveness of cost-reduction plans, rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Uniroyal Global Engineered Products, Inc. Public Relations:

Elizabeth Henson, (941) 906-8580

lhenson@uniroyalglobal.com

Uniroyal Global Engineered Products, Inc.

Consolidated Balance Sheets

	(Unaudited)

ASSETS	October 3, 2021	January 3, 2021
CURRENT ASSETS
Cash and cash equivalents	$633,833	$1,656,882
Accounts receivable, net	10,102,981	10,114,819
Inventories, net	20,257,905	17,952,850
Other current assets	2,359,596	1,841,153
Related party receivable	41,263	907
Total Current Assets	33,395,578	31,566,611

PROPERTY AND EQUIPMENT, NET	17,191,409	18,491,122
OPERATING LEASE RIGHT-OF-USE ASSETS, NET	5,781,541	6,242,736

OTHER ASSETS
Intangible assets	3,352,407	3,388,357
Goodwill	1,079,175	1,079,175
Other long-term assets	5,394,829	4,679,990
Total Other Assets	9,826,411	9,147,522

TOTAL ASSETS	$66,194,939	$65,447,991
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Checks issued in excess of bank balance	$96,921	$275,297
Lines of credit	17,807,174	17,760,583
Current maturities of long-term debt	2,915,352	1,432,301
Current maturities of finance lease liabilities	240,257	257,298
Accounts payable	7,621,352	7,344,785
Accrued expenses and other liabilities	4,753,242	7,987,333
Current maturities of related party finance lease liabilities	162,662	149,366
Current portion of postretirement benefit liability - health and life	162,977	162,977
Total Current Liabilities	33,759,937	35,369,940

LONG-TERM LIABILITIES
Long-term debt, less current portion	6,188,313	7,338,762
Finance lease liabilities, less current portion	66,649	235,116
Operating lease liabilities, less current portion	5,518,920	5,893,268
Related party finance lease liabilities, less current portion	2,385,925	2,504,404
Long-term debt to related parties	4,216,566	4,216,566
Postretirement benefit liability - health and life, less current portion	2,672,936	2,713,585
Other long-term liabilities	681,391	807,190
Total Long-Term Liabilities	21,730,700	23,708,891
Total Liabilities	55,490,637	59,078,831

STOCKHOLDERS' EQUITY
Preferred units, Series A UEP Holdings, LLC, 20,000,000 units
authorized; 200,000 units issued and outstanding ($100 issue price)	617,571	617,571
Preferred units, Series B UEP Holdings, LLC, 15,000,000 units
authorized; 150,000 units issued and outstanding ($100 issue price)	463,179	463,179
Preferred stock, Uniroyal Global (Europe) Limited, 50 shares
issued and outstanding ($1.51 stated value)	75	75
Common stock, 95,000,000 shares authorized ($.001 par value)
3,736,006 shares issued and outstanding as of October 3, 2021
and January 3, 2021	3,736	3,736
Additional paid-in capital	35,290,590	35,290,590
Accumulated deficit	(24,340,546)	(28,734,670)
Accumulated other comprehensive loss	(1,330,303)	(1,271,321)
Total Stockholders' Equity	10,704,302	6,369,160

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$66,194,939	$65,447,991

Uniroyal Global Engineered Products, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	October 3, 2021	October 4, 2020

NET SALES	$16,385,914	$15,171,898

COST OF GOODS SOLD	14,430,915	13,114,967

Gross Profit	1,954,999	2,056,931

OPERATING EXPENSES:
Selling	681,397	778,699
General and administrative	1,555,660	1,957,486
Research and development	307,283	198,182
OPERATING EXPENSES	2,544,340	2,934,367

Operating Loss	(589,341)	(877,436)

OTHER INCOME (EXPENSE):
Interest expense	(430,177)	(367,454)
Funding from Paycheck Protection Program	-	33,824
Other (expense) income	(7,381)	85,753
Net Other Expense	(437,558)	(247,877)

LOSS BEFORE TAX BENEFIT	(1,026,899)	(1,125,313)

TAX BENEFIT	(202,925)	(111,318)

NET LOSS	(823,974)	(1,013,995)

Extinguishment of preferred stock dividend payable	6,158,311	-
Preferred stock dividend	(539,866)	(808,638)

NET INCOME (LOSS) ALLOCABLE TO COMMON SHAREHOLDERS	$4,794,471	$(1,822,633)

EARNINGS (LOSS) PER COMMON SHARE:
Basic and Diluted	$1.28	$(0.49)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and Diluted	3,736,006	3,736,006

Uniroyal Global Engineered Products, Inc.

Consolidated Statements of Operations

(Unaudited)

	Nine Months Ended
	October 3, 2021	October 4, 2020

NET SALES	$56,031,150	$43,528,393

COST OF GOODS SOLD	49,017,021	37,931,227

Gross Profit	7,014,129	5,597,166

OPERATING EXPENSES:
Selling	2,414,847	2,278,279
General and administrative	4,574,175	4,834,011
Research and development	966,706	704,239
OPERATING EXPENSES	7,955,728	7,816,529

Operating Loss	(941,599)	(2,219,363)

OTHER INCOME (EXPENSE):
Interest expense	(1,217,861)	(1,215,771)
Funding from Paycheck Protection Program	2,000,000	2,217,500
Other income (expense)	157,978	(185,417)
Net Other Income	940,117	816,312

LOSS BEFORE TAX BENEFIT	(1,482)	(1,403,051)

TAX BENEFIT	(409,548)	(404,141)

NET INCOME (LOSS)	408,066	(998,910)

Extinguishment of preferred stock dividend payable	6,158,311	-
Preferred stock dividend	(2,172,253)	(2,396,479)

NET INCOME (LOSS) ALLOCABLE TO COMMON SHAREHOLDERS	$4,394,124	$(3,395,389)

EARNINGS (LOSS) PER COMMON SHARE:
Basic and Diluted	$1.18	$(0.91)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and Diluted	3,736,006	3,736,006